Exhibit 99.1

47350 Fremont Blvd. Fremont, CA 94538 Tel: 510 226 2800 Fax: 510 226 2801 www.vermillion.com
CONTACT FOR VERMILLION
Jill Totenberg
The Totenberg Group
jt@totenberggroup.com
(212) 994 7363; (917) 697 6900
VERMILLION ANNOUNCES APPOINTMENT OF WILLIAM C. WALLEN, Ph.D. TO
BOARD OF DIRECTORS
FREMONT, Calif., December 14, 2009 — Vermillion, Inc. (Nasdaq: VRML), a molecular diagnostics company, today announced William C. Wallen, Ph.D. Chief Scientific Officer, Senior Vice President, Research and Development for IDEXX Laboratories, will be joining its board of directors upon confirmation of Vermillion’s bankruptcy plan.
“Bill brings more than 20 years research and development experience in diagnostics and biotechnology,” said Gail Page Vermillion Executive Chairperson. “His broad knowledge of product development and particularly biomarkers will be invaluable to Vermillion as we both market OVA1 and more fully develop our biomarker product pipeline.”
Prior to joining IDEXX Laboratories, Dr. Wallen held a number of high level positions with Bayer Healthcare, Diagnostics Division achieving the position of Senior Vice President, Head Officer of Technology. He previously held leadership roles at Becton Dickenson and Wampole Laboratories, a division of Carter-Wallace, Inc. Dr. Wallen received his Bachelor and Masters of Science from Michigan State University and his Ph.D. in Molecular Biology from University of Arizona College of Medicine.
He is a member of the American Association of Clinical Chemistry, the American Society for Microbiology, American Association for Cancer Research, The Leukemia society of America, and the New York Academy of Science. He has published 55 papers.
“We are thrilled that someone with Dr. Wallen’s stature and expertise has selected Vermillion to be the company on whose Board he wishes to sit.”

# # #
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at www.vermillion.com.
About the OVA1 Test
The OVA1 Test is a qualitative serum test that combines the results of five immunoassays into a single numerical score. It is indicated for women who meet the following criteria: over age 18, ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. The test utilizes five well-established biomarkers — Transthyretin (TT or prealbumin), Apolipoprotein A-1 (Apo A-1), b2-Microglobulin (b2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) — and a proprietary algorithm to determine the likelihood of malignancy in women with pelvic mass for whom surgery is planned.
OVA1™ Test is a trademark of Vermillion Inc.
Forward-Looking Statements
This news release contains forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. There are no guarantees that Vermillion will succeed in its efforts to commercialize ovarian cancer or OVA1 diagnostics products in 2009 or during any other period of time. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty in obtaining intellectual property protection for inventions made by Vermillion; (2) unproven ability of Vermillion to discover, develop, and commercialize ovarian cancer diagnostic products based on findings from its disease association studies; (3) unproven ability of Vermillion to discover or identify new protein biomarkers and use such information to develop ovarian cancer diagnostic products; (4) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future ovarian cancer diagnostic products; (5) uncertainty of market acceptance of its OVA1 diagnostic test or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (6) uncertainty that Vermillion will successfully license or otherwise successfully partner its products; (7) uncertainty that

Vermillion will have the resources to successfully complete its bankruptcy reorganization; (8) uncertainty as to whether operating under Chapter 11 may harm our business; (9) uncertainty regarding whether we will be able to obtain confirmation of a Chapter 11 plan of reorganization; (10) uncertainty as to whether we will be able to emerge from bankruptcy without being liquidated or obtain the necessarily funding to continue as a going concern; (11) uncertainty whether a plan of reorganization may result in holders of our common stock receiving no or limited distributions on account of their interests and cancellation of their common stock; (12) uncertainty whether operating under the U.S. Bankruptcy Code may restrict our ability to pursue our business strategies and identify and develop additional diagnostic products; (13) uncertainty whether the trading in our stock will become significantly less liquid or our ability to relist on shares on the Nasdaq Global Select Market or other national securities exchange; and (14) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.